As filed with the Securities and Exchange Commission on September 18, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLANET 13 HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Nevada	83-2787199
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2548 West Desert Inn Road, Suite 100 Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip Code)

Planet 13 Holdings Inc. 2023 Equity Incentive Plan

(Full title of the plan(s))

Robert Groesbeck & Larry Scheffler

Co-Chief Executive Officers

Planet 13 Holdings Inc.

2548 West Desert Inn Road, Suite 100

Las Vegas, Nevada 89109

(Name and address of agent for service)

(702) 815-1313

(Telephone number, including area code, of agent for service)

Copies to:

Mehrnaz Jalali, Esq. Cozen O’Connor P.C. 3 WTC, 175 Greenwich Street 55th Floor New York, New York 10007 (212) 509-9400	Leighton Koehler, Esq. Planet 13 Holdings Inc. 2548 West Desert Inn Road, Suite 100 Las Vegas, Nevada 89109 (702) 815-1313

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Planet 13 Holdings Inc., a Nevada corporation (the “Registrant” or “Planet 13 Nevada”), as successor issuer to Planet 13 Holdings Inc., a corporation which was, prior to the Domestication (as defined below), incorporated in British Columbia (“Planet 13 BC”).

On September 15, 2023 (the “Effective Date”), Planet 13 BC filed articles of domestication (“Articles of Domestication”) and articles of incorporation (“Articles of Incorporation”) with the Secretary of State of the State of Nevada and changed its jurisdiction from the Province of British Columbia, Canada, to the State of Nevada (the “Domestication), pursuant to the previously announced court-approved plan of arrangement (the “Plan of Arrangement”). As previously reported in a Current Report on Form 8-K filed by Planet 13 BC on July 28, 2023, a special resolution to approve the Domestication was submitted to a vote at the 2023 Annual General and Special Meeting on July 27, 2023, and approved by the shareholders of Planet 13 BC. On August 3, 2023, the Supreme Court of British Columbia, Canada, issued its Final Order regarding the Domestication.

At the 2023 Annual General and Special Meeting, the shareholders of Planet 13 BC voted to approve and adopt the Planet 13 Holdings Inc. 2023 Equity Incentive Plan (the “2023 Equity Plan”), which was contingent upon the completion of the Domestication, and became effective on the Effective Date. As of the Effective Date, Planet 13 Nevada may not grant any new awards under the Planet 13 Holdings Inc. 2018 Stock Option Plan and Planet 13 Holdings Inc. 2018 Share Unit Plan (collectively, the “Prior Plans) and the Prior Plans will continue to govern awards previously granted under them.

A total of 22,000,000 shares of Common Stock are available for grants under the 2023 Equity Plan and all other security based compensation arrangements of the Registrant, including the Prior Plans (the “Total Share Reserve”). Any outstanding awards under the Prior Plans on the Effective Date count towards the Total Share Reserve. As of the Effective Date, 1,926,861 awards issued under the Prior Plans remained outstanding and, as a result, a maximum number of 20,073,139 shares of Common Stock are available for issuance under the 2023 Equity Plan as of the completion of the Domestication, subject to adjustment pursuant to the terms of the 2023 Equity Plan.

PART I

The information called for by “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of Commission and the instructions to Form S-8, the documents containing such information are not required to be and are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents, which have been filed by Planet 13 Nevada or Planet 13 BC with the Commission:

1.	Planet 13 BC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 23, 2023;
2.	Planet 13 BC’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023 and June 30, 2023;
3.	Planet 13 BC’s Current Reports on Form 8-K filed on May 11, 2023, July 28, 2023, and August 29, 2023;
4.	Planet 13 Nevada’s Current Report on Form 8-K filed on September 18, 2023; and
5.	The description of Planet 13 Nevada’s capital stock included as Exhibit 99.1 to Planet 13 Nevada’s Current Report on Form 8-K, filed with the Commission on September 18, 2023.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Under the Nevada Revised Statutes (the “NRS”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person is not liable under the NRS for failing to exercise his or her power in good faith and with a view to the interests of the corporation (and in deciding upon matters of business on an informed basis) or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. With respect to actions by or in the right of the corporation, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person is not liable under the NRS for failing to exercise his or her power in good faith and with a view to the interests of the corporation (and in deciding upon matters of business on an informed basis) or acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Under the NRS, a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such a person against such liability and expenses.

Under the bylaws of the Registrant, the Registrant must indemnify any director, officers, employee or agent of the Registrant against any claim, action, suit, proceeding, arbitration or governmental investigation against expenses (including attorneys’ fees, judgments, fines and amounts paid or owed in settlement actually and reasonably paid or rendered or levied against the person if acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Planet 13 BC entered into employment agreements that remain in effect following the Domestication and include indemnification provisions with each of the Registrant’s executive officers. Under these provisions, each executive officer is entitled, subject to the terms and conditions thereof, to the right of indemnification and contribution for certain expenses to the fullest extent permitted by applicable law.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

		Incorporated by Reference			Filed / Furnished
Exhibit No.	Description	Form	Exhibit	Filing Date	Herewith
4.1	Articles of Incorporation of Planet 13 Holdings Inc., a Nevada corporation.	8-K	3.1	09/18/2023
4.2	Bylaws of Planet 13 Holdings, Inc., a Nevada corporation.	8-K	3.2	09/18/2023
4.3	Planet 13 Holdings Inc. 2023 Equity Incentive Plan.	8-K	10.1	09/18/2023
4.4	Form of Incentive Stock Option Agreement.	8-K	10.2	09/18/2023
4.5	Form of Non-Qualified Stock Option Agreement.	8-K	10.3	09/18/2023
4.6	Form of Restricted Stock Unit Agreement.	8-K	10.4	09/18/2023
5.1	Opinion of Holley Driggs, Ltd. as to the legality of the securities being registered.				✓
23.1	Consent of Davidson & Co. LLP.				✓
23.2	Consent of Holley Driggs, Ltd. (included in Exhibit 5.1).				✓
24.1	Powers of Attorney (set forth on the signature page contained in Part II of this Post-Effective Amendment).				✓
107	Filing Fee Table.				✓

Item 9.  Undertakings.

A. The undersigned registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(c)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs A(1)(a) and A(1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of a plan's annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, the State of Nevada, on the 18th day of September, 2023.

PLANET 13 HOLDINGS INC.

Date: September 18, 2023	By:	/s/ Robert Groesbeck
Robert Groesbeck
Co-Chief Executive Officer and Co-President

Date: September 18, 2023	By:	/s/ Larry Scheffler
Larry Scheffler
Co-Chief Executive Officer and Co-President

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Robert Groesbeck and Larry Scheffler, or either of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act of 1933, as amended, and any or all other amendments (including, without limitation, other post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Robert Groesbeck	Director, Co-Chief Executive Officer and Co-President	September 18, 2023
Robert Groesbeck	(Principal Executive Officer)

/s/ Larry Scheffler	Director, Co-Chief Executive Officer and Co-President	September 18, 2023
Larry Scheffler	(Principal Executive Officer)

/s/ Dennis Logan	Chief Financial Officer and Treasurer	September 18, 2023
Dennis Logan	(Principal Financial and Accounting Officer)

/s/ Lee Fraser	Director	September 18, 2023
Lee Fraser

/s/ Adrienne O’Neal	Director	September 18, 2023
Adrienne O’Neal